Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Nuvei Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to be Paid	Equity	Subordinate Voting Shares	457(c) and 457(h)	7,646,893	$30.75 (2)	$235,103,725.29	0.00011020	$25,908.43
	Total Offering Amounts					$235,103,725.29		$25,908.43
	Total Fee Offsets							--
	Net Fee Due							$25,908.43

(1)	This Registration Statement covers Subordinate Voting Shares (“Subordinate Voting Shares”) of Nuvei Corporation (the “Registrant”) issuable pursuant to the Nuvei Corporation Omnibus Incentive Plan, effective as of February 3, 2021, amended on April 13, 2022, May 26, 2023 and on August 8, 2023 (as amended and/or restated from time to time, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Subordinate Voting Shares that become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, and based upon the average high and low sales prices for the Subordinate Voting Shares as reported on the Nasdaq Global Select Market August 3, 2023.

(3)	Rounded up to the nearest penny.